Exhibit 10.9

AMENDED AND RESTATED CREDIT AGREEMENT

CARBON ENERGY CORPORATION (USA)

and

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

DECEMBER 31, 2002

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 31, 2002, is by and between CARBON ENERGY CORPORATION (USA), a Colorado corporation (“Borrower”), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, a national banking association (“BOK”).

RECITALS

A.  Borrower and Wells Fargo Bank, N.A. (“Wells Fargo”) are parties to an Amended and Restated Credit Agreement dated as of August 14, 2002, as previously amended (as so amended, the “Prior Credit Agreement”).

B.  Borrower and BOK desire that this Amended and Restated Credit Agreement be executed and delivered in order to provide for the terms: (1) upon which BOK will purchase the Wells Fargo Loan (as defined below) from Wells Fargo, (2) upon which BOK will make advances to Borrower and issue letters of credit upon the request of Borrower and by which such advances and letters of credit will be governed and repaid, and (3) upon which BOK will extend credit to Borrower in connection with Borrower’s hedging activities through BOK in order to facilitate such hedging activities and by which such extensions of credit will be governed and repaid.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions and References

Section 1.1.  Defined Terms.  As used in this Agreement, each of the following terms shall have the meaning given it in this Section 1.1 or in the sections and subsections referred to below:

“Advance” means an advance of funds by BOK to or for the account of Borrower pursuant to Section 2.1 below.

“Affiliate” means, as to any Person, each Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, that Person; provided that, for the purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or control the direction of the management and policies of such entity, whether through the ownership of capital stock, partnership or membership interests or other interests therein, by contract or otherwise, and shall include without limitation any general partner or any controlling stockholder, controlling member or controlling owner thereof.

“Agreement” means this Amended and Restated Credit Agreement.

“Borrower” means Carbon Energy Corporation (USA), a Colorado corporation.

“Borrower/BOK Hedging Assets” means Hedging Assets of Borrower in connection with any one or more hedging transactions of Borrower arranged through BOK and as to which BOK is acting as the counterparty.

“Borrower/BOK Hedging Obligations” means Hedging Obligations incurred by Borrower to BOK in connection with any one or more hedging transactions of Borrower arranged through BOK and as to which BOK is acting as the counterparty.

“Borrowing Base” means, at any time prior to the Maturity Date, the aggregate loan value of all Borrowing Base Properties, as determined by BOK in its sole and absolute discretion, using such assumptions as to pricing, discount factors, discount rates, expenses and other factors as BOK customarily uses as to borrowing-base oil and gas loans at the time such determination is made; provided that the Borrowing Base for the Borrowing Base Period from the date of this Agreement through the first redetermination or reduction of the Borrowing Base pursuant to Section 2.9 below shall be $19,000,000, unless Borrower and BOK hereafter mutually agree upon a different amount.

“Borrowing Base Notice” means a written notice sent to Borrower by BOK notifying Borrower of the Borrowing Base determined by BOK for the upcoming Borrowing Base Period or other period.

“Borrowing Base Period” means: (a) the time period from the date of this Agreement through May 31, 2003; (b) thereafter, each six-month period beginning on June 1 or December 1 of each year, until the June 1 or December 1 most nearly preceding the Maturity Date; and (c) thereafter, the time period from the June 1 or December 1 most nearly preceding the Maturity Date through the Maturity Date.

“Borrowing Base Properties” means any and all interests of Borrower, whether now owned or hereafter acquired, in any and all oil and/or gas properties, wells, leases, gathering systems, processing plants and other related rights and assets to which BOK now or hereafter gives value in determining the Borrowing Base.

“Business Day” means: (a) with respect to the making, prepaying, repaying or issuance of, or otherwise relating to, any LIBOR Tranche, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado, in Tulsa, Oklahoma or in New York, New York and which is also a day on which dealings are carried on in the London interbank eurocurrency market, and (b) for all other purposes hereof, any day which is not a Saturday, a Sunday or a legal holiday on which commercial banks are authorized or required to be closed in Denver, Colorado or in Tulsa, Oklahoma.

“Capital Additions” means, as to any Person: (a) the net proceeds of any sale by or on behalf of such Person or any subsidiary of such Person of any common stock, preferred stock, notes, debentures or other securities issued by such Person or any subsidiary of such Person, net of reasonable brokerage, printing, accounting, engineering, legal and other costs actually paid to third parties in connection therewith; plus (b) any and all capital contributions to such Person or other capital additions to such Person.

“Collateral” means all tangible or intangible real or personal property which, under the terms of any Security Document, is or is purported to be covered thereby or subject thereto.

“Commitment Amount” means, at any time, the lesser of:  (a)  the Maximum Loan Amount, or (b) the Borrowing Base at that time.

“Commitment Fee Rate” means, at any time during a calendar quarter, the per annum rate set forth below corresponding to the applicable Loan Usage Factor, which shall be determined as of the close of business on the last Business Day of the preceding calendar quarter:

Loan Usage Factor	Commitment Fee Rate
> 60%	0.375%
< 60%	0.500%

“Consolidated” means, as to any Person, the combined financial statements, financial position, financial condition, net income, assets, liabilities and other financial data of such Person and any and all Affiliates of such Person that would be considered consolidated Affiliates under GAAP.

“Cumulative Net Income” means, with respect to any Person, the sum of such Person’s net income, determined in accordance with GAAP or with another accounting system approved in writing by BOK, for each completed Fiscal Quarter after the date from which such calculation is being made; provided that, if such Person’s net income is negative for any such Fiscal Quarter, in computing Cumulative Net Income, such Person’s net income shall be deemed to be zero for that Fiscal Quarter.

“Current Ratio” means, at any time and from time to time, the ratio of: (a) Borrower’s current assets (including as a current asset any unused availability of the Revolving Loan, excluding assets resulting from any mark-to-market of unliquidated commodity or interest rate hedge contracts); to (b) the sum of Borrower’s current liabilities (excluding current maturities of the Revolving Loan and liabilities resulting from any mark-to-market of unliquidated commodity or interest rate hedge contracts), all determined in accordance with GAAP or with another accounting system agreed to in writing by BOK.

“Debt” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether primary or secondary, direct or indirect, absolute or contingent.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notice and/or the passage of time, constitute an Event of Default.

“Distribution” means any distribution payable in cash or property to any stockholder of Borrower, or any purchase, redemption or retirement of, or other payment with respect to, any capital stock of Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA maintained by Borrower or any Affiliate of Borrower to which Borrower is required to contribute.

“Event of Default” has the meaning given such term in Section 7.1 below.

“Extended Hedging Repayment Date” means, with respect to any Borrower/BOK Hedging Obligation payable on any particular Hedging Settlement Date, such later date (if any such later date is agreed to by the parties in the relevant confirmation or other document delivered pursuant to or in connection with the ISDA Agreement) to which Borrower’s obligation to make payment or delivery is extended.

“Fiscal Quarter” means a three-month period ending on the last day of March, June, September or December of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower: (a) are applied for all periods in a consistent manner, and (b) are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of Borrower.

“Guarantor” means Carbon Energy Corporation, a Colorado corporation.

“Guaranty” means the Guaranty executed and delivered by Guarantor to BOK to guaranty the Obligations.

“Hedging Assets” means, with respect to any Person, all assets of such Person under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect such Person against changes in interest rates or currency exchange rates or fluctuations in the price of oil, gas, hydrocarbons or other commodities.

 “Hedging L/C” means the standby letter of credit in the amount of $1,800,000, issued by BOK pursuant to Section 2.2 below, naming Wells Fargo, as beneficiary, for the purpose of providing security for amounts now or hereafter owed by Borrower to Wells Fargo with respect to hedging positions initiated by Borrower prior to the date hereof as to which Wells Fargo is the counterparty.

“Hedging Loan” has the meaning given such term in Section 2.2 below.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under commodity hedge, commodity swap, exchange, collar or cap agreements, fixed price agreements and all other agreements and arrangements designed to protect such Person against changes in interest rates or currency exchange rates or fluctuations in the price of oil, gas, hydrocarbons or other commodities.

“Hedging Settlement Date” means, with respect to any Borrower/BOK Hedging Obligation, the first date upon which, under the ISDA Agreement (and without consideration of any extensions granted thereunder or in connection therewith), payment or delivery is due from Borrower to BOK for any amount payable in respect of such Borrower/BOK Hedging Obligation.

“Initial Advance” means the first Advance, to be made within 30 days of the date hereof, in the amount necessary to repay in full Borrower’s existing indebtedness to Wells Fargo, up to, but not in excess of, the Commitment Amount.

“Initial Engineering Report” means the report or reports covering the Borrowing Base Properties, dated effective as of December 31, 2001, prepared by Ryder Scott Company, a true and correct copy of which has been furnished by Borrower to BOK.

“Initial Financial Statements” means the audited annual financial statements of Guarantor dated as of December 31, 2001, and the quarterly financial statements of Guarantor dated as of September 30, 2002, copies of  which Initial Financial Statements have heretofore been delivered by Guarantor to BOK.

“Interest Rate Election” means an election delivered by Borrower to BOK from time to time in the form of Exhibit D attached hereto and made a part hereof.

“ISDA Agreement” means an ISDA Master Agreement hereafter entered into between Borrower and BOK governing hedging transactions arranged by BOK on behalf of Borrower and as to which BOK is named as the counterparty.

“Letter of Credit” means a standby letter of credit issued by BOK pursuant to Section 2.1 below, which shall not include the Hedging L/C.

“LIBOR (Adjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum determined pursuant to the following formula:

LIBOR (Unadjusted)
LIBOR (Adjusted) =	1.00 - LIBOR Reserve Percentage

“LIBOR Interest Period” means, with respect to each LIBOR Tranche, a period of one, two, three, four or six months, as specified in the Interest Rate Election submitted by Borrower pursuant to Section 2.3(b) below with respect thereto, beginning on and including the date specified in such Interest Rate Election (which must be a Business Day) and ending on (but not including, for the purpose of computing the number of days in the LIBOR Interest Period) the date which corresponds numerically to such beginning date one, two, three, four or six months thereafter (or if such month has no numerically corresponding date, on the last Business Day of such month); provided that each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such LIBOR Interest Period shall end on the Business Day next preceding such numerically corresponding day.  No LIBOR Interest Period may be elected which would end after the Maturity Date.

“LIBOR Reserve Percentage” means, with respect to any LIBOR Interest Period, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board of Governors of the Federal Reserve System and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board of Governors of the Federal Reserve System, having a term approximately equal or comparable to such LIBOR Interest Period.

“LIBOR Spread” means, at any time during a calendar quarter, with respect to any LIBOR Tranche (including without limitation a LIBOR Tranche that was outstanding prior to the first day of such calendar quarter), the per annum rate set forth below corresponding to the applicable Loan Usage Factor, which shall be determined as of the close of business on the last Business Day of the preceding calendar quarter:

Loan Usage Factor	LIBOR Spread

> 90%	2.700%
> 80%, < 90%	2.500%
> 60%, < 80%	2.250%
> 40%, < 60%	2.000%
< 40%	1.750%

“LIBOR Tranche” means a portion of the Revolving Loan outstanding for a specific LIBOR Interest Period and bearing interest at a fixed rate based upon LIBOR (Adjusted).

“LIBOR (Unadjusted)” means, with respect to each LIBOR Tranche and the related LIBOR Interest Period, the rate of interest per annum (expressed as a decimal) determined by BOK, in accordance with its customary practices, to be representative of the rates at which deposits of U.S. dollars are being offered in the London interbank eurocurrency market for delivery on the first day of such LIBOR Interest Period in an amount equal or comparable to the amount of such LIBOR Tranche and for a period of time equal or comparable to the length of such LIBOR Interest Period.  LIBOR (Unadjusted), as determined by BOK with respect to a particular LIBOR Tranche, shall be fixed at such rate for the duration of the associated LIBOR Interest Period.  If BOK is unable to determine LIBOR (Unadjusted) as described above for any LIBOR Tranche, or if the associated LIBOR (Adjusted) would exceed the maximum rate of interest, if any, then permitted to be charged on the Note under applicable law, Borrower shall be deemed to have elected to have included in the Prime Rate Portion the portion of the Revolving Loan that would otherwise have been included in such LIBOR Tranche.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Debt owed to him or any other arrangement with such creditor which provides for the payment of such Debt out of such property or assets or which allows him to have such Debt satisfied out of such property or assets prior to the general creditors of any owner thereof, including without limitation any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, or any other charge or encumbrance for security purposes, whether arising by law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business.

“Loan Documents” means this Agreement, the Security Documents, the Note, the IDSA Agreement, the Guaranty, applications for Letters of Credit, Advance requests and all other agreements, certificates, legal opinions and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

‘‘Loan Usage Factor” means, as of the time of any determination thereof (which shall be as of the close of business on the last Business Day of any calendar quarter), the ratio of: (a) (1) the aggregate amount of all Advances outstanding hereunder, including any Advances made on that Business Day, plus (2) the face amounts of all Letters of Credit outstanding hereunder, including any Letters of Credit issued on that Business Day, to (b) the Commitment Amount in effect at that time; provided that the “Loan Usage Factor” shall be deemed to be 85% as of the close of business on the last Business Day of the calendar quarter ended September 30, 2002.

“Loans” means the Revolving Loan and the Hedging Loan.

“Maturity Date” means the earlier of: (a) October 31, 2005, or (b) such date on which the Revolving Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to section 7.1 below; provided that, upon the request of Borrower, BOK may, in its sole discretion, extend said date to a date not later than December 31, 2008 by giving written notice of such extension to Borrower, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOK to grant any such extension.

“Maturity Date (Hedging)” means the earlier of: (a)  October 31, 2005, or (b) such date on which the Hedging Loan is due and payable in full by reason of the occurrence of an Event of Default, as established pursuant to Section 7.1 below; provided that, upon the request of

Borrower, BOK may, in its sole discretion, extend said date to a date not later than December 31, 2008 by giving written notice of such extension to Borrower, but nothing contained in this Agreement, the ISDA Agreement or any other Loan Document shall be deemed to commit or require BOK to grant any such extension.

“Maximum Loan Amount” means $19,000,000; provided that, upon the request of Borrower, BOK may, in its sole discretion and upon such terms and conditions as BOK may determine, increase said amount to an amount not greater than $40,000,000 by giving written notice of such increase to Borrower, but nothing contained in this Agreement, the Note or any other Loan Document shall be deemed to commit or require BOK to grant any such increase.

“Note” means a promissory note in the form of Exhibit A attached hereto and made a part hereof, duly executed and delivered by Borrower, which promissory note shall evidence Borrower’s obligation to repay the Revolving Loan.

“Obligated Person” means Borrower or Guarantor.

“Obligations” means all Debt from time to time owing by Borrower to BOK under or pursuant to any of the Loan Documents.  “Obligation” means any part of the Obligations.

“Oil and Gas Interests” means any and all oil and/or gas properties, wells, leases, gas gathering systems, processing plants and other related real and/or personal property and interests now or hereafter owned by Borrower.

“Payment Date” means the last Business Day of each calendar month, commencing December 31, 2002, and the Maturity Date.

“Person” means an individual, corporation, partnership, association, joint-stock company, trust or trustee thereof, estate or executor thereof, limited liability company, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

“Prime Rate” means the fluctuating interest rate per annum announced from time to time by JPMorgan Chase Bank (or any successor thereto) as its prime rate, adjusted effective as of the effective date of any change in the prime rate so announced by JPMorgan Chase Bank (or any successor thereto).

“Prime Rate Portion” means that portion of the Revolving Loan bearing interest based upon the Prime Rate.

“Prime Rate Spread” means, at any time during a calendar quarter, the per annum rate set forth below corresponding to the applicable Loan Usage Factor, which shall be determined as of the close of business on the last Business Day of the preceding calendar quarter:

Loan Usage Factor	Prime Rate Spread
> 90%	+0.250%
> 80%, < 90%	0.000%
> 60%, < 80%	—0.500%
> 40%, < 60%	—0.750%
< 40%	—1.000%

“Prior Credit Agreement” has the meaning given such term in Recital A above.

“Revolving Loan” has the meaning given such term in Section 2.1 below.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any or all of the Obligated Persons or any other Person to BOK in connection with this Agreement, the Prior Credit Agreement or any transaction contemplated hereby or thereby, to secure or guaranty the payment of any part of the Obligations or the performance of any other duties and obligations of any or all of the Obligated Persons under the Loan Documents, whenever made or delivered.

“Subordinated Debt” means any indebtedness or other obligation of Borrower, to the extent that the rights of the holders thereof to enforce the indebtedness or other obligation of Borrower thereunder have been subordinated to the rights of BOK hereunder or in connection herewith by subordination agreements executed by the holders of the Subordinated Debt and satisfactory in form and substance to BOK.

“Tangible Net Worth” means, as to any Person: (a) the equity in such Person owned by the shareholders, partners, members or other owners of such Person, determined in accordance with GAAP or with another accounting system approved in writing by BOK, less (b) goodwill and any and all other intangible assets of such Person, determined in accordance with GAAP or with another accounting system approved in writing by BOK.

“Taxes” has the meaning given such term in Section 3.7 below.

“Termination Event” means: (a) the occurrence with respect to any ERISA Plan of: (1) a reportable event described in Section 4043(b) (5) of ERISA or (2) any other reportable event described in Section 4043 of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations, or (b) the withdrawal of Borrower or of any Affiliate of Borrower from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a) (2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Wells Fargo” has the meaning given such term in Recital A above.

“Wells Fargo Loan” means the loan made by Wells Fargo to Borrower pursuant to the Prior Credit Agreement.

Section 1.2.            Incorporation of Exhibits.  All Exhibits attached to this Agreement are a part hereof for all purposes.

Section 1.3.            Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document; provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

Section 1.4.            References and Titles.  All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.  The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur.  Unless set off with asterisks in this Agreement (i.e., *or*), the word “or” has the inclusive meaning frequently identified by the phrase “and/or”.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 1.5.            Calculations and Determinations.  All interest accruing under the Loan Documents shall be calculated on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days.  Unless otherwise expressly provided herein or unless BOK otherwise consents, all financial statements and reports furnished to BOK hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP or with another accounting system agreed to in writing by BOK.

ARTICLE II

The Loans

Section 2.1.            The Revolving Loan.  (a)  Subject to the other terms and conditions of this Agreement, BOK agrees to:  (1) make Advances to Borrower from time to time requested upon written notice to BOK from Borrower no later than noon, Denver time, at least one Business Day prior to any Advance, and (2) issue Letters of Credit from time to time requested upon written notice to BOK from Borrower no later than five Business Days prior to the date of issuance of such Letter of Credit.

(b)           Each request by Borrower for an Advance shall be in the form of Exhibit B attached hereto and made a part hereof.  Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit C attached hereto and made a part hereof, and shall be accompanied by an application for issuance of a letter of credit on BOK’s then-standard form, duly executed by Borrower.

(c)           BOK shall not have any obligation to: (1) make an Advance on or after the Maturity Date, (2) issue or renew a Letter of Credit which does not expire prior to the Maturity Date, (3) issue a LIBOR Tranche as to which the LIBOR Interest Period does not expire prior to the Maturity Date, (4) issue a LIBOR Tranche at any time when four or more prior LIBOR Tranches remain outstanding, (5) make an Advance in an amount less than $10,000, (6) issue a LIBOR Tranche in an amount less than $500,000, (7) issue a LIBOR Tranche in an amount which is not an integral multiple of $100,000,or (8) make an Advance or issue a Letter of Credit if, after such Advance is made or such Letter of Credit is issued, the aggregate amount of all Advances outstanding hereunder plus the sum of the face amounts of all Letters of Credit outstanding hereunder would exceed the Commitment Amount.

(d)           Each payment by BOK under a Letter of Credit shall be deemed to be an Advance included in the Prime Rate Portion, bearing interest from the date of such payment, shall be entitled to all benefits of the Security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

(e)           The Advances and Letters of Credit described in this Section 2.1 shall be herein collectively referred to as the “Revolving Loan”.  Within the limitations set forth in this Section 2.1 and subject to the other terms and provisions of this Agreement, Borrower may borrow, repay and reborrow the Revolving Loan hereunder.

Section 2.2.            The Hedging Loan.  (a) Subject to the other terms and conditions of this Agreement, in addition to the Revolving Loan described in Section 2.1 above, BOK agrees to: (1) make short-term extensions of credit to Borrower, each such credit extension to be in an amount equal to the amount of the applicable Borrower/BOK Hedging Obligation and for the time period from the applicable Hedging Settlement Date for that Borrower/BOK Hedging Obligation to the Extended Hedging Repayment Date for that Borrower/BOK Hedging Obligation, and (2) issue the Hedging L/C and deliver it to Wells Fargo contemporaneously with the Initial Advance.

(b)           BOK shall not have any obligation to make any credit extension to Borrower in connection with any Borrower/BOK Hedging Obligation: (1) which arises on or after the Maturity Date (Hedging), (2) which relates to a hedging transaction not arranged through BOK or as to which BOK is not acting as the counterparty, or (3) if, immediately after such credit extension, the following would exceed $3,000,000: (A) the aggregate amount of all credit extensions from BOK to Borrower in connection with

Borrower/BOK Hedging Obligations, minus (B) the aggregate amount of all Borrower/BOK Hedging Assets, plus (C) if the Hedging L/C remains outstanding, the face amount of the Hedging L/C.

(c)           Each credit extension from BOK to Borrower in connection with Borrower/BOK Hedging Obligations pursuant to the terms of this Section 2.2 shall be entitled to all benefits of the Security Documents and shall be subject to all terms of this Agreement and any and all other applicable Loan Documents.

(d)           Any and all credit extensions from BOK to Borrower in connection with Borrower/BOK Hedging Obligations pursuant to the terms of this Section 2.2 shall be herein collectively referred to as the “Hedging Loan”.

Section 2.3.            The Note; ISDA Agreement; Interest.  (a)  Borrower’s obligation to repay the Revolving Loan, with interest thereon, shall be evidenced by the Note.  Borrower’s obligation to repay the Hedging Loan, with interest, if any, thereon, shall be evidenced by the ISDA Agreement.  In the event any provision contained in the Note or the ISDA Agreement conflicts with a provision contained in this Agreement, the provisions of this Agreement shall control.

(b)           At any time and from time to time hereafter, if Borrower desires to include in a LIBOR Tranche all or any portion of the Revolving Loan which is not already included in a LIBOR Tranche, Borrower shall deliver an Interest Rate Election to BOK at least three Business Days prior to the first day of the requested LIBOR Interest Period, specifying the dollar amount it desires to have included in the LIBOR Tranche, the first day of the LIBOR Interest Period and the duration of the LIBOR Interest Period.  Any portion of the Revolving Loan which is not included in a LIBOR Tranche shall be included in the Prime Rate Portion.

(c)           (1) Except as otherwise provided in (4) below, interest on each LIBOR Tranche shall accrue at a fixed annual rate (subject to adjustment for variations in the LIBOR Spread) equal to LIBOR (Adjusted) with respect to such LIBOR Tranche plus the applicable LIBOR Spread for the calendar quarter for which interest is being calculated.  (2) Except as otherwise provided in (4) below, interest on the Prime Rate Portion shall accrue at a fluctuating annual rate equal to the Prime Rate plus the Prime Rate Spread.  (3) Except as otherwise provided in (4) below, interest on the Hedging Loan shall accrue as described in the ISDA Agreement; provided that, as to any Borrower/BOK Hedging Obligation, Borrower shall not be required to pay interest for the time period from the Hedging Settlement Date for that Borrower/BOK Hedging Obligation to the Extended Hedging Repayment Date for that Borrower/BOK Hedging Obligation.  (4) From and after the occurrence, and during the continuance, of any Event of Default hereunder, interest on the Loans shall accrue, from the date of occurrence of the Event of Default until the date the Event of Default is cured, at a fluctuating annual rate equal to the Prime Rate plus three percentage points per annum.

(d)           Interest accrued on the Prime Rate Portion shall be due and payable on each Payment Date.  Interest accrued on each LIBOR Tranche shall be due and payable on the last day of the LIBOR Interest Period for such LIBOR Tranche (and, in the case of any LIBOR Tranche having a LIBOR Interest Period in excess of three months, on the three-month anniversary of the first day of such LIBOR Interest Period).  Any remaining balance of interest on the Revolving Loan shall be due and payable not later than the Maturity Date.  Interest accrued on the Hedging Loan shall be due and payable on demand from BOK to Borrower, with any remaining balance of such interest being due and payable not later than the Maturity Date (Hedging).

Section 2.4.            Mandatory Principal Payments.  (a)  If for any reason the aggregate outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit shall exceed the Commitment Amount, Borrower shall, not later than 30 days after written notice thereof from BOK: (1) pay the excess to BOK in a lump sum; or (2) commence (and thereafter continue) an amortization schedule under which Borrower repays the Revolving Loan in an amount at least equal to the excess in six equal monthly principal installments on the last Business Day of each calendar month, which amounts shall be in addition to the monthly interest payments and any other principal payments otherwise due, such that the entire excess is paid within six months; or (3) execute and deliver to BOK additional mortgages, supplements to mortgages or other instruments satisfactory in form and substance to BOK, by which Borrower mortgages, pledges or hypothecates to BOK, or creates a security interest in for the benefit of BOK, sufficient additional Oil and Gas Interests to induce BOK to make a redetermination of the Borrowing Base such that the Commitment Amount is increased to an amount no less than the aggregate outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit.

(b)           The outstanding principal balance of any credit extension under the Hedging Loan shall be due and payable on the Extended Hedging Repayment Date for that credit extension, but in no event later than the Maturity Date (Hedging).

(c)           The outstanding principal balance of all Advances, together with all unpaid fees and expenses, shall be due and payable not later than the Maturity Date.

Section 2.5.            Voluntary Prepayments.  Borrower shall have the right to prepay any or all Advances and any or all extensions of credit under the Hedging Loan at any time, in whole or in part, without penalty or premium (except as otherwise described in Section 3.5 below).

Section 2.6.            Termination of Agreement.  Borrower shall have the right at any time and from time to time, upon not less than three Business Days’ prior written notice to BOK, to terminate this Agreement.  Upon any termination of this Agreement, Borrower shall, at the time of such termination, prepay the Loans in full, cause all Borrower/BOK Hedging Obligations to be terminated and cause all outstanding Letters of Credit to be terminated and BOK released from any and all liabilities thereunder or in connection therewith.  Any such prepayment shall be without penalty or premium (except as otherwise described in Section 3.5 below).

Section 2.7.            Payments to BOK.  Borrower will pay to BOK each payment which Borrower owes under the Loan Documents not later than 12:00 noon, Denver time, on the due date, in lawful money of the United States of America and in immediately available funds.  Any payment received after such time will be deemed to have been made on the next following Business Day.  Except as otherwise provided in this Agreement as to LIBOR Tranches, should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be due and payable thereon for the period of such extension.  Each payment under a Loan Document shall be due and payable at the place provided therein or, if no specific place of payment is provided, shall be due and payable at the place of payment of the Note.

Section 2.8.            Use of Proceeds.  In no event shall the proceeds of either of the Loans be used directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.  Borrower represents and warrants to BOK that Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.  The Loans and the proceeds of the Loans shall be used solely for the following: (a) as to the Initial Advance, for the purchase by BOK from Wells Fargo of the Wells Fargo Loan and the Prior Credit Agreement and related documents for an amount not in excess of the Commitment Amount; and (b) as to the remainder of the Loans, for the funding of capital expenditures by Borrower relating to oil and gas properties, acquisitions by Borrower of other oil and gas properties, the extension of credit to Borrower to facilitate Borrower’s hedging activities arranged through BOK and as to which BOK is acting as the counterparty, general working capital purposes of Borrower and other uses in the ordinary course of Borrower’s business.

Section 2.9.            Borrowing Base Procedures.  (a) The Borrowing Base will be redetermined by BOK as of the first day of each Borrowing Base Period, based upon the engineering reports submitted by Borrower pursuant to Section 6.1(b) below, the production information submitted by Borrower pursuant to Section 6.1(b) below and such other information and data as BOK deems relevant.  BOK may, in its sole discretion, redetermine the Borrowing Base not more than one additional time during each calendar year prior to the Maturity Date.  BOK shall advise Borrower of each redetermination of the Borrowing Base by providing to Borrower a Borrowing Base Notice approximately 10 days prior to the effectiveness of the redetermined Borrowing Base; provided that if, due to any failure by Borrower to submit in a timely manner any engineering report or other information required to be submitted by Borrower hereunder or, if requested in writing by BOK, any additional information or data needed in connection with a redetermination of the Borrowing Base or due to any other reason beyond the control of BOK, BOK does not provide a Borrowing Base Notice at the time described above, then, unless BOK gives notice to the contrary to Borrower, the Borrowing Base from the previous period shall be carried over into the new period until a Borrowing Base Notice has been sent to Borrower by BOK.

(b)           In addition to the Borrowing Base redeterminations described in Section 2.9(a) above, upon any sale, transfer or other disposition of any Borrowing Base Property by

Borrower, BOK may reduce the Borrowing Base by the amount that the transferred Borrowing Base Property had previously been credited in determining the Borrowing Base.

ARTICLE III

Security; Fees; LIBOR Provisions; Taxes; Increased Capital

Section 3.1.            The Security.  The Obligations will be secured by the Security Documents and any additional Security Documents hereafter delivered by any Person and accepted by BOK.

Section 3.2.            Perfection and Protection of Security Interests and Liens.  Borrower will from time to time deliver to BOK any amendments, financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance reasonably satisfactory to BOK, which BOK may request for the purpose of perfecting, confirming or protecting BOK’s Liens and other rights in the Collateral.

Section 3.3.            Bank Accounts and Offset.  To secure the repayment of the Obligations, Borrower hereby grants to BOK a security interest, a lien, and a right of offset, each of which shall be upon and against: (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to BOK from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with BOK, and (c) any other credits and claims of Borrower at any time existing against BOK, including without limitation claims under certificates of deposit; provided that accounts held in Borrower’s name as a trustee or in another fiduciary capacity shall not be subject to the rights granted to BOK in this Section 3.3.  Upon the occurrence of any Event of Default, BOK is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to Borrower, any and all items hereinabove referred to against the Obligations (whether or not such Obligations are then due and payable).

Section 3.4.            Fees.  (a)  Borrower shall pay to BOK, within 30 days after the end of each calendar quarter (and as of the Maturity Date), commencing with the date of this Agreement and ending on the Maturity Date, a commitment fee in an amount equal to: (1) the applicable Commitment Fee Rate, times (2) the excess of the Commitment Amount over the sum of the aggregate outstanding principal balance of all Advances plus the sum of the face amounts of all outstanding Letters of Credit, computed on a daily basis for such calendar quarter.

(b)           Borrower shall pay to BOK with respect to each Letter of Credit a fee in an amount equal to the greater of: (1) two percent per annum times the face amount of such Letter of Credit, or (2) $500.00, which fee shall be due and payable at the time of issuance (and again at the time of any renewal) of such Letter of Credit.  Borrower shall pay to BOK with respect to the Hedging L/C a fee in an amount equal to $10,000.00.

(c)           If BOK determines that market conditions so warrant, upon notice from BOK to Borrower, Borrower shall pay to BOK a margin use fee in an amount equal to two percent per annum of the margin BOK is required to post in connection with hedging transactions arranged by BOK for the benefit of Borrower.

Section 3.5.            Special LIBOR Provisions.  (a)  If BOK shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding upon Borrower and BOK) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction asserts that it is unlawful, for BOK to fund, continue or maintain any LIBOR Tranche, the obligation of BOK to fund, continue or maintain any such LIBOR Tranche shall, upon such determination, forthwith be suspended until BOK shall notify Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Tranches shall automatically be converted into the Prime Rate Portion at the end of the then-current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b)           If BOK shall reasonably determine that:

(1)           U.S. Dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to BOK in its relevant market; or

(2)           By reason of circumstances affecting BOK’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Tranches;

then, upon notice from BOK to Borrower, the obligation of BOK to include any portion of the Revolving Loan in a LIBOR Tranche shall forthwith be suspended until BOK shall notify Borrower that the circumstances causing such suspension no longer exist.

(c)           Borrower agrees to reimburse BOK for any increase in the cost to BOK of, or any reduction in the amount of any sum receivable by BOK in respect of, funding, continuing or maintaining (or of its obligation to fund, continue or maintain) any LIBOR Tranche; provided that the foregoing shall not apply to increases resulting from general increases in interest rates or general increases in BOK’s administrative expenses or overhead costs.  BOK shall promptly notify Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate BOK for such increased cost or reduced amount.  Such additional amount shall be due and payable by Borrower to BOK within fifteen days of Borrower’s receipt of such notice, and such notice shall, in the absence of clear error, be conclusive and binding upon Borrower.

(d)           In the event BOK shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by BOK to fund, continue or maintain any portion of the principal amount of any LIBOR Tranche) as a result of:

(1)           Any conversion, repayment or prepayment (whether voluntary or mandatory) of the principal amount of any LIBOR Tranche on a date other than the scheduled last day of the LIBOR Interest Period applicable thereto; or

(2)           Any requested LIBOR Tranche not being funded as a LIBOR Tranche in accordance with the provisions of this Agreement or the Interest Rate Election therefor;

then, upon the written notice by BOK to Borrower, Borrower shall, within fifteen days of receipt thereof, pay BOK such amount as will (in the reasonable determination of BOK) reimburse BOK for such loss or expense.  Such written notice (which shall include calculations in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

Section 3.6.            Increased Capital Costs.  If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by BOK or any Person controlling BOK, and BOK reasonably determines that the rate of return on its or such controlling Person’s capital as a consequence of the Revolving Loan is reduced to a level below that which BOK or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by BOK to Borrower, Borrower hereby agrees to pay to BOK, within fifteen days of the effective date of such notice, such additional amount (as may be reasonably determined by BOK) sufficient to compensate BOK or such controlling Person for such reduction in rate of return.  A statement to Borrower by BOK as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of clear error, be conclusive and binding upon Borrower.

Section 3.7.            Taxes.  All payments by Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by BOK’s net income or receipts (such non-excluded items being called “Taxes”).  In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrower will:

(a)           Pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)           Promptly forward to BOK an official receipt or other documentation satisfactory to BOK evidencing such payment to such authority; and

(c)           Pay BOK such additional amount or amounts as may be necessary to ensure that the net amount actually received by BOK will equal the full amount BOK would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against BOK with respect to any payment received by BOK hereunder, BOK may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as may be necessary in order that the net amount received by BOK after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount BOK would have received had not such Taxes been asserted.

If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to BOK the required receipts or other required documentary evidence, then Borrower shall indemnify, save and hold harmless BOK from and against any incremental Taxes, interest or penalties that may become payable by BOK as a result of any such failure.

Section 3.8.            Obligations Absolute.  The obligation of Borrower to repay any amount drawn on BOK pursuant to the terms of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a)           The existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary may be acting) or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transactions;

(b)           Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

(c)           Payment by BOK under any Letter of Credit against presentation of a draft or certificate which does not comply in all material respects with the terms of such Letter of Credit.

Payment by Borrower of a reimbursement obligation in connection with a Letter of Credit issued pursuant to this Agreement shall not be deemed a waiver of any rights of Borrower against BOK under Section 3.10(d) below.

Section 3.9.            Indemnification.  Borrower hereby indemnifies and agrees to hold harmless BOK from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which BOK may incur (or which may be claimed against BOK by any Person) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided, however, that Borrower shall not be required to indemnify BOK for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the willful misconduct or gross negligence of BOK in connection with paying a draft presented under a Letter of Credit.  Nothing in this Section 3.9 is intended to limit the obligation of Borrower to repay any amount drawn on BOK pursuant to the terms of a Letter of Credit.

Section 3.10.          Liability of BOK.  Borrower assumes all risks of the acts or omissions of any beneficiary or permitted transferee of any Letter of Credit with respect to its use of such

Letter of Credit.  Neither BOK nor any of its employees, officers or directors shall be liable or responsible for:

(a)           The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary or transferee thereof in connection therewith;

(b)           The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)           Payment by BOK against presentation of documents which do not comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to the applicable Letter of Credit, unless such payment by BOK results from BOK’s willful misconduct, bad faith or gross negligence in connection therewith; or

(d)           Any other circumstance whatsoever in making or failing to make payment under the Letter of Credit, except only that Borrower shall have a claim against BOK, and BOK shall be liable to Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential) damages suffered by Borrower which were caused by:

(1)           BOK’s willful misconduct, bad faith or gross negligence in connection with the Letter of Credit; or

(2)           BOK’s bad-faith or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

ARTICLE IV

Conditions Precedent to Loans

Section 4.1.            Initial Conditions Precedent.  BOK shall have no obligation to make the Initial Advance, to make any extension of credit under the Hedging Loan or to issue any Letter of Credit unless BOK shall have received all of the following at its office in Denver, Colorado, duly executed and delivered and in form, substance and date satisfactory to BOK:

(a)           The Note.

(b)           An “Omnibus Certificate” of the Secretary or an Assistant Secretary of Borrower, which shall contain the names and signatures of the officers of Borrower authorized to execute Loan Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of the articles of incorporation of Borrower and all amendments thereto, (2) a copy of the bylaws of

Borrower and all amendments thereto, and (3) a copy of the resolutions of the board of directors of Borrower authorizing this Agreement and the transactions contemplated hereby.

(c)           A “Compliance Certificate” of an officer of Borrower in which such person certifies to the satisfaction of the conditions set out in subsections (a), (b) and (c) of Section 4.2 below.

(d)           The Security Documents.

(e)           Such title opinions, supplemental title opinions, UCC searches and other title information concerning Borrower’s title to the Borrowing Base Properties or any portions thereof as may be reasonably satisfactory to BOK.

(f)            Any and all other Loan Documents.

Section 4.2.            Additional Conditions Precedent.  BOK shall have no obligation to make the Initial Advance, any other Advance or any extension of credit under the Hedging Loan or to issue any Letter of Credit unless the following conditions precedent have been satisfied:

(a)           All representations and warranties made by any Obligated Person in any Loan Document shall be true on and as of the date of the Advance, the date of the extension of credit under the Hedging Loan or the date of issuance of the Letter of Credit as if such representations and warranties had been made as of the date hereof.

(b)           No Default shall exist as of the date of the Advance, the date of the extension of credit under the Hedging Loan or the date of issuance of the Letter of Credit.

(c)           Each Obligated Person shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or prior to the date of the Advance, the date of the extension of credit under the Hedging Loan or the date of issuance of the Letter of Credit.

(d)           The making of the Advance, the extension of credit under the Hedging Loan or the issuance of the Letter of Credit shall not be prohibited by any law or any regulation or order of any court or governmental agency or authority and shall not subject BOK to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

(e)           If an extension of credit under the Hedging Loan is to be made, an ISDA Agreement in form and substance satisfactory to BOK shall have been executed and delivered and shall be in full force and effect between Borrower and BOK.

ARTICLE V

Representations and Warranties

Section 5.1.            Borrower’s and Guarantor’s Representations and Warranties.  To induce BOK to enter into this Agreement and to make the Loans, each of Borrower and Guarantor represents and warrants to BOK (which representations and warranties shall survive the delivery of the Note and shall be deemed to be continuing representations and warranties until repayment in full of the Loans) as follows; provided that those portions of the following representations and warranties relating to Borrower shall be deemed made solely by Borrower and those portions of the following representations and warranties relating to Guarantor shall be deemed made solely by Guarantor:

(a)           No Default.  Borrower is not in default in any material respect in the performance of any of the covenants and agreements contained herein.  No event has occurred and is continuing which constitutes a Default.

(b)           Organization and Good Standing.  Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(c)           Authorization.  Borrower has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder.

(d)           No Conflicts or Consents.  The execution and delivery by the various Obligated Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not: (1) conflict with any provision of: (A) any domestic or foreign law, statute, rule or regulation, (B) the governing documents of any Obligated Person, or (C) any agreement, judgment, license, order or permit applicable to or binding upon any Obligated Person, (2) result in the acceleration of any Debt owed by any Obligated Person, or (3) result in or require the creation of any Lien upon any assets or properties of any Obligated Person except as expressly contemplated by the Loan Documents.  Except as expressly contemplated by the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Obligated Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

(e)           Enforceable Obligations.  This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal and binding obligations of each Obligated Person which is a party hereto or thereto, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and as limited by general equitable principles.

(f)            Initial Financial Statements.  The Initial Financial Statements fairly present Guarantor’s financial position at the dates thereof.  Since the dates of the Initial Financial Statements no material adverse change has occurred in Borrower’s or Guarantor’s financial condition or business.

(g)           Other Obligations.  Neither Borrower nor Guarantor has any outstanding Debt of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which is not shown in the Initial Financial Statements or the notes thereto, except any obligation of that as a Guarantor as defined in the Financing Commitment by and between CEC Resources Ltd. (the Borrower), Carbon Energy Corporation (the Guarantor) and Canadian Imperial Bank of Commerce (CIBC) effective May 17, 2002.

(h)           Full Disclosure.  No certificate, statement or other information delivered herewith or heretofore by Borrower to BOK in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to Borrower necessary to make the statements contained herein or therein not misleading in any material respect as of the date made or deemed made.  At the date of this Agreement, Borrower is not aware of any material fact that has not been disclosed to BOK in writing which could materially and adversely affect Borrower’s properties, businesses, prospects or condition (financial or otherwise).  To the best of Borrower’s knowledge, the Initial Engineering Report is based upon complete and accurate factual information in all material respects, it being understood that the Initial Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

(i)            Litigation.  Except as disclosed in the Initial Financial Statements or as otherwise previously disclosed in writing by Borrower to BOK:  (1) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower threatened, against any Obligated Person before any federal, state, municipal or other court, department, commission, body, board, bureau, agency, or instrumentality, domestic or foreign, which do or may materially and adversely affect any Obligated Person, any Affiliate of Borrower, any Obligated Person’s ownership or use of any of its assets or properties, its business or financial condition or prospects, or the right or ability of any Obligated Person to enter into the Loan Documents or perform its obligations thereunder and (2) there are no outstanding judgments, injunctions, writs, rulings or orders by any such governmental entity against any Obligated Person which have or may have any such effect.

(j)            Title to Properties.  To the best of Borrower’s knowledge, Borrower has good and defensible title to the Borrowing Base Properties, free and clear of all liens, encumbrances and defects of title, except for covenants, restrictions, rights, easements, liens, encumbrances and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment of such Borrowing Base Properties in the normal course of business as presently conducted or materially impair the value thereof for such business. Borrower enjoys peaceful and undisturbed possession under all material leases under which it operates, and all such leases are valid and subsisting, with no material default existing thereunder.

(k)           Place of Business.  The chief executive office and principal place of business of Borrower are located at the address of Borrower set out in Section 8.3 below.

(l)            Taxes.  All tax returns required to be filed by Borrower in any jurisdiction prior to the date hereof have been filed: all taxes, assessments, fees and other governmental charges upon Borrower or upon any of its properties, income or franchises, which are due and payable have been paid, or adequate reserves have been provided for payment thereof.

(m)          Use of Proceeds.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of either of the Loans will be used to purchase or carry any such margin stock or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.  Neither Borrower nor any Person acting on Borrower’s behalf has taken or will take any action which might cause this Agreement, the Note or the ISDA Agreement or the application of the proceeds of either of the Loans to violate either of said Regulations U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

(n)           Investment Company Act Not Applicable.  Borrower is not an “investment company” or a person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o)           Public Utility Holding Company Act Not Applicable.  Borrower is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

Section 5.2.            Representations by BOK.  BOK hereby represents that it will acquire the Note for its own account in the ordinary course of its commercial banking business; however, the disposition of BOK’s property shall at all times be and remain within its control and this section does not prohibit BOK’s sale of the Note or of any participation in the Note to any bank, financial institution, investor or other purchaser.

ARTICLE VI

Covenants of Borrower

Section 6.1.            Affirmative Covenants.  Each of Borrower and Guarantor warrants, covenants and agrees as follows, until the full and final payment of the Obligations and the termination of this Agreement, unless BOK has previously agreed otherwise in writing; provided that those portions of the following covenants relating to Borrower shall be deemed made solely by Borrower and those portions of the following covenants relating to Guarantor shall be deemed made solely by Guarantor:

(a)           Payment and Performance.  Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will in all material respects observe, perform and comply with every covenant, term and condition express or implied in the Loan Documents.  Guarantor will observe, perform and comply with every such term, covenant and condition, to the extent applicable to Guarantor.

(b)           Books, Financial Statements and Records.  Borrower will at all times maintain full and accurate books of account and records, will maintain a standard system of accounting in accordance with GAAP and will furnish the following statements and reports to BOK at Borrower’s expense:

(1)                                  As soon as available, and in any event within 90 days after the end of each Fiscal Year, complete Consolidated financial statements of Guarantor (together with a supplement showing the complete unaudited financial statements of Borrower), prepared in reasonable detail and in accordance with GAAP or with another accounting system agreed to in writing by BOK.  These financial statements shall contain at least a balance sheet as of the end of such Fiscal Year and a statement of earnings and cash flow, setting forth in comparative form the corresponding figures for the preceding Fiscal Year and, to the extent they relate to Guarantor, shall be accompanied by an opinion of a firm of independent certified public accountants chosen by Guarantor and competent to perform accounting functions for a substantial public company, which opinion shall be unqualified and shall state that said financial statements have been prepared in accordance with GAAP and fairly present the financial position and the results of operations of Guarantor as of the end of and for such Fiscal Year;

(2)                                  As soon as available and in any event within 60 days after the end of each Fiscal Quarter (excluding the last Fiscal Quarter of each Fiscal Year) , complete unaudited Consolidated financial statements of Guarantor (together with a supplement showing the complete unaudited financial statements of Borrower) for such Fiscal Quarter and for the then-current Fiscal Year, prepared in reasonable detail and in accordance with GAAP or with another accounting system agreed to in writing by BOK;

(3)                                  At the time of submission of the financial statements described in (1) and (2) above, a report signed by the president or the chief financial officer of Borrower and of Guarantor: (A) attesting to the authenticity of such financial statements, (B) stating that he has read this Agreement and the Security Documents, (C) stating that after reviewing the financial statements described above he has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of his report which constituted an Event of Default or a Default, or, if he did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and Borrower’s and Guarantor’s compliance with, all of the financial covenants contained herein;

(4)                                  By March 31 of each year, an engineering report and economic evaluation prepared as of the preceding December 31 by one or more independent petroleum engineers chosen by Borrower and reasonably acceptable to BOK, covering all oil and gas properties and interests included in the Borrowing Base Properties.  Each such engineering report shall be in form and substance reasonably satisfactory to BOK and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report; and

(5)                                  As soon as available, and in any event within 60 days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2002, a report describing, for each calendar month during such Fiscal Quarter, the gross volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Borrowing Base Properties, and describing the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(c)           Other Information and Inspections.  Borrower will furnish to BOK any information which BOK may from time to time request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s business and operations.  Borrower will permit representatives appointed by BOK, including independent accountants, agents, attorneys, appraisers and any other persons, to visit and inspect, at their sole risk (and, except during the continuance of an Event of Default, at their sole cost and expense), any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and Borrower shall permit BOK or its representatives to investigate and verify the accuracy of the information furnished to BOK in connection with the Loan Documents and to discuss all such matters with its officers, managers, employees and representatives.

(d)           Notice of Material Events.  Borrower will promptly notify BOK: (1) of any material adverse change in the financial condition of Borrower, (2) of the occurrence of any Default, (3) of the acceleration of the maturity of any Debt owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which Borrower is a party or by which Borrower or any of Borrower’s properties is bound, (4) of any uninsured claim of $500,000 or more asserted against Borrower or any of its properties, (5) of the filing of any suit or proceeding against Borrower (or the occurrence of any material development in any such suit or proceeding) in which an adverse decision could have a material adverse effect upon Borrower’s financial condition, business or operations (or could result in a judgment not covered by insurance of $500,000 or more against Borrower) , (6) of any Termination Event or any adverse development with respect to any ERISA Plan, (7) of the merger or consolidation of Borrower with any other business entity, (8) of the sale, transfer, lease, exchange or disposal by Borrower of any material assets or properties or any assets or properties with a value in excess of $250,000, except sales of already-severed hydrocarbons and other products in the ordinary course of Borrower’s business, and (9) of the occurrence of any of the following: a material adverse change in the financial condition of Guarantor, a default by Guarantor with respect to any material indebtedness owed by Guarantor to any Person or the filing by Guarantor of any petition for bankruptcy protection.  Upon the occurrence of any of the foregoing, Borrower will take all necessary or appropriate steps to remedy promptly any such material adverse change, Default, or default, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.  Borrower will also notify BOK in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting BOK and its counsel to prepare the same.

(e)           Maintenance of Existence and Qualifications.  Borrower will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable law, except where the failure so to qualify will not have any material adverse effect on Borrower.

(f)            Maintenance of Properties.  Borrower will in all material respects maintain, preserve, protect and keep all property used or useful in the conduct of its business in accordance with the standards of a reasonable and prudent operator.

(g)           Payment of Trade Debt, Taxes, etc.  Borrower will:  (1) timely file all required tax returns; (2) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (3) pay all Debt owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; and (4) maintain appropriate accruals and reserves for all of the foregoing Debt in accordance with GAAP.  Borrower will pay and discharge in all material respects, when due, all other Debt, taxes or assessments now or hereafter owed by it.  Borrower may, however, delay paying or discharging any such Debt so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

(h)           Insurance.  Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its business, operations and properties in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

(i)            Payment of Expenses.  Borrower will promptly (and in any event within 30 days after any invoice or other statement or notice) pay all reasonable costs and expenses incurred by or on behalf of BOK (including attorneys’ fees) in connection with:  (1) the preparation, execution and delivery of this Agreement and the other Loan Documents (including without limitation any and all future amendments or supplements thereto or restatements thereof) , and any and all consents, waivers or other documents or instruments relating thereto, (2) the filing, recording, refiling and re-recording of any Security Documents and any other documents or instruments or further assurances required to be filed or recorded or refiled or re-recorded by the terms of any Loan Document, (3) the examination of Borrower’s title to the Collateral, and (4) the enforcement, after the occurrence of a Default or an Event of Default, of the Loan Documents.

(j)            Performance on Borrower’s Behalf.  If Borrower fails to pay any taxes, insurance premiums or other amounts it is required to pay under any Loan Document, BOK may pay the same.  Borrower shall immediately reimburse BOK for any such payments, and each amount paid shall constitute a part of the Obligations, shall be secured by the Security Documents and shall bear interest at the rate described in Section 2.3(c)(4) above, from the date such amount is paid by BOK until the date such amount is repaid to BOK.

(k)           Compliance with Agreements and Law.  Borrower will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound in such a way that they result in no material adverse effect upon the Borrowing Base Properties or Borrower’s ability to perform its obligations under this Agreement.  Borrower will in all material respects conduct its business and affairs in compliance with all laws, regulations, and orders applicable thereto (including those relating to pollution and other environmental matters).

(l)            Certifications of Compliance.  Borrower will furnish to BOK at Borrower’s expense all certifications which BOK from time to time reasonably requests, as to the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

(m)          Additional Security Documents.  Promptly after a request therefor by BOK at any time and from time to time, Borrower will execute and deliver to BOK such additional Security Documents and/or amendments to existing Security Documents as BOK may deem necessary or appropriate in order to grant to BOK a perfected lien on and security interest in any or all oil and/or gas interests owned by Borrower.

(n)           ERISA Liabilities.  Borrower shall comply with ERISA in all material respects.  Borrower shall continue not to be required to contribute to, nor to have any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA.

Section 6.2.            Negative Covenants.  Borrower warrants, covenants and agrees that, until the full and final payment of the obligations and the termination of this Agreement, unless BOK has previously agreed otherwise in writing:

(a)           Financial Covenants.  (1)  The Current Ratio of Borrower will not, at any time after the date hereof, be less than 1.0:1.0.  (2) The Tangible Net Worth of Borrower will not, at any time after the date hereof, be less than: (A) $7,500,000, plus (B) 50 percent of the Cumulative Net Income of Borrower for all Fiscal Quarters ending after September 30, 2002, plus (C) 80 percent of any and all Capital Additions to Borrower after September 30, 2002.  (3) The Tangible Net Worth of Guarantor will not, at any time after the date hereof, be less than: (A) $17,000,000, plus (B) 50 percent of the Cumulative Net Income of Guarantor for all Fiscal Quarters ending after September 30, 2002, plus (C) 80 percent of any and all Capital Additions to Guarantor after September 30, 2002.

(b)           Limitation on Liens.  Borrower will not create, assume or permit to exist any mortgage, deed of trust, pledge, encumbrance, lien or charge of any kind (including any security interest in or vendor’s lien on property purchased under conditional sales or other title retention agreements and including any lease intended as security or in the nature of a title retention agreement) upon any of Borrower’s properties or assets, whether now owned or hereafter acquired, except:

(1)           Liens at any time existing in favor of BOK;

(2)                                  statutory Liens for taxes, statutory or contractual mechanics’ and materialmen’s Liens incurred in the ordinary course of business,

and other similar Liens incurred in the ordinary course of business, provided such Liens secure only Debt which is not delinquent or which is being contested as provided in Section 6.1(g) above; and

(3)                                  purchase-money security interests granted by Borrower on office equipment, vehicles and other personal property acquired by Borrower in the ordinary course of business; provided that the aggregate amount secured by all such security interests outstanding at any one time shall not exceed $250,000.

(c)           Additional Debt.  Borrower will not create, incur, assume or permit to exist Debt of Borrower except:

(1)                                the Loans,

(2)                                trade debt owed to suppliers, pumpers, mechanics, materialmen and others furnishing goods or services to Borrower in the ordinary course of Borrower’s business,

(3)                                Debt incurred in the ordinary course of Borrower’s business in connection with commodity-price hedging transactions and gas-balancing contracts,

(4)                                Debt of the types permitted to be secured by the security interests described in Section 6.2(b) (3) above; provided that the amount of such Debt does not exceed the limits set forth in said Section;

(5)                                Subordinated Debt; and

(6)                                other unsecured Debt in an aggregate amount not in excess of $250,000 at any time outstanding.

(d)           Limitation on Sales of Property.  Borrower will not sell, transfer, lease, exchange, alienate or dispose of any of its assets except as follows (and the following exceptions shall be subject to any limitations contained in the Security Documents):

(1)                                  equipment which is worn out or obsolete, which is replaced by equipment of equal suitability and value or which is salvaged from wells which have been plugged and abandoned by or on behalf of Borrower;

(2)                                  inventory (including oil and gas sold as produced) which is sold in the ordinary course of business;

(3)                                  personal property located on oil and gas properties operated by third parties, the sale of which personal property cannot be prevented by Borrower;

(4)                                  Borrower’s Permian Basin assets; provided that, at the time of such sale, and as a condition to BOK’s release of the Security Documents covering such assets, Borrower shall have made any prepayment of the Revolving Loan required by BOK to keep the Revolving Loan in compliance with the reduced Borrowing Base; and

(5)                                  as to any Fiscal Year of Borrower, other assets having an aggregate fair market value not in excess of $250,000.

(e)           Limitation on Credit Extensions.  Borrower will not extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

(f)            Fiscal Year.  Borrower will not change its fiscal year.

(g)           Amendment of Contracts.  Borrower will not amend or permit any amendment to any contract which could reasonably be foreseen to release, qualify, limit, make contingent or otherwise detrimentally affect, in any material way, the rights and benefits of BOK under or acquired pursuant to any of the Security Documents.

(h)           Limitation on Guaranties.  Borrower will not assume, guaranty, endorse or be or become secondarily liable for any Debt which is the primary obligation of any other Person.

(i)            ERISA Plans.  Borrower will not incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

(j)            Distributions.  Borrower will not make any Distributions.

(k)           Reorganizations; Combinations.  Borrower will not change its name or the nature of its business, reorganize, liquidate, dissolve or enter into any merger, joint venture, partnership or other combination.

(l)            Hedging Transactions.  Borrower will not at any time enter into or be or become a party to any one or more hedging transactions with respect to its oil and gas production for any time period after June 30, 2003, except for hedging transactions in amounts not in excess of 70 percent of the volume of Borrower’s proved, developed, producing reserves (timed in accordance with the expected production rates of such reserves), according to the then most recent engineering report submitted pursuant to Section 6.1(b) above.

(m)          Ownership.  Borrower will continue to be a wholly-owned subsidiary of Guarantor.

ARTICLE VII

Events of Default and Remedies

Section 7.1.            Events of Default.  Each of the following events constitutes an Event of Default under this Agreement:

(a)           Borrower fails to pay any Obligation when due and payable, whether at a date for the payment of a fixed installment or contingent or other payment to BOK or as a result of acceleration or otherwise; or

(b)           Any “default” or “event of default” occurs under any Loan Document which defines either term; or

(c)           Borrower or Guarantor fails to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document; provided that, except with respect to: (1) any such covenant, agreement, condition or provision which may constitute an Event of Default under one or more of the other subsections of this Section 7.1, or (2) any covenant, agreement, condition or provision contained in the ISDA Agreement or any of Sections 2.3, 2.4, 3.4, 3.5, 3.6, 6.1(i) or 6.2 above, Borrower shall have a 30-day grace period after such failure in which to cure such failure;

(d)           Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Obligated Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made; or

(e)           Borrower or Guarantor:

(1)                                  suffers the entry against it of a judgment, decree or order for relief by a court of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of 60 days; or

(2)                                  suffers the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets or for any part of the Borrowing Base Properties in a proceeding brought against or initiated by it, and such appointment is neither made ineffective nor discharged within 30 days after the making thereof, or such appointment is consented to, requested by, or acquiesced to by it; or

(3)                                  commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets or any part of the Borrowing Base Properties; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes action in furtherance of any of the foregoing: or

(4)                                  suffers the entry against it of a final judgment for the payment of money in excess of $500,000 (not covered by insurance) , unless the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(5)                                  suffers the entry of an order issued by any court or tribunal taking, seizing or apprehending all or one or more parts of the Borrowing Base Properties having an aggregate value in excess of five percent of the total present value, using a discount rate of 10 percent per annum, of all proved, developed, producing reserves attributed to the Borrowing Base Properties and bringing the same into the custody of such court or tribunal, and such order is not stayed or released within thirty days after the entry thereof; or

(f)            Either: (1) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) in excess of $10,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (2) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefits by more than $10,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount): or

(g)           The Guaranty ceases to be in full force and effect and applicable to any and all of the Obligations covered thereby in accordance with its terms (or Guarantor takes that position), whether by operation of law, revocation or attempted revocation or otherwise; or

(h)           Any default, including the expiration of any applicable period of grace, occurs with respect to any other indebtedness owed by Borrower to any Person.

Upon the occurrence of an Event of Default described in subsection (e)(l), (e)(2) or (e)(3) of this section, all of the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.  During the continuance of any other Event of Default, BOK at any time and from time to time (unless all Events of Default have theretofore been remedied) may declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable.

Section 7.2.            Remedies.  If any Default or Event of Default shall occur and be continuing, the obligation of BOK to make Advances, to issue Letters of Credit and to extend credit under the Hedging Loan shall terminate immediately.  If any Event of Default shall occur, BOK may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and BOK may enforce the payment of any Obligations due or enforce any other legal or equitable right.  All rights, remedies and powers conferred upon BOK under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at law or in equity.

Section 7.3.            Indemnity.  Borrower hereby agrees to indemnify, defend and hold harmless BOK and its agents, affiliates, officers, directors, and employees from and against any and all claims, losses, demands, actions, causes of action, and liabilities whatsoever (including without limitation reasonable attorneys’ fees and expenses, and costs and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding or demand of any kind or character) arising out of or resulting from: (a) the Loan Documents (including without limitation the enforcement thereof), except to the extent such claims, losses, and liabilities are proximately caused by a BOK’s gross negligence or willful misconduct, (b) the contamination of any of the Borrowing Base Properties by any hazardous substance or environmental pollutant, or (c) the violation of any federal, state or local environmental statute, rule, regulation or ordinance, including without limitation violation of the Comprehensive Environmental Response, Compensation and Liability Act, as amended from time to time, or of the Resource Conservation and Recovery Act, as amended from time to time.

ARTICLE VIII

Miscellaneous

Section 8.1.            Waiver and Amendment.  No failure or delay by BOK in exercising any right, power or remedy which it may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by BOK of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.  No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by

BOK, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing.  No notice to or demand on any Obligated Person shall in any case of itself entitle any Obligated Person to any other or further notice or demand in similar or other circumstances.  No modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 8.2.            Survival of Agreements; Cumulative Nature.  All of the Obligated Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including without limitation the making or granting of the Loans and the delivery of the Note and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to BOK and all of BOK’s obligations to Borrower are terminated.  All statements and agreements contained in any certificate or other instrument delivered to BOK pursuant to the terms of any Loan Document shall be deemed representations and warranties by Borrower to BOK and/or agreements and covenants of Borrower under this Agreement.  The representations, warranties, and covenants made by the Obligated Persons in the Loan Documents, and the rights, powers, and privileges granted to BOK in the Loan Documents, are cumulative, and no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to BOK of any such representation, warranty, covenant, right, power or privilege.  In particular and without limitation, no exception set out in this Agreement to any representation, warranty or covenant herein contained shall apply to any similar representation, warranty or covenant contained in any other Loan Document, and each such similar representation, warranty or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 8.3.            Notices.  All notices, requests, consents, demands and other communications required or permitted under any Loan Document shall be in writing and, unless otherwise specifically provided in such Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by expedited delivery service with proof of delivery, or by registered or certified United States mail, return receipt requested, postage prepaid, at the addresses specified below (unless changed by similar notice in writing given by the particular Person whose address is to be changed).  Any such notice or communication shall be deemed to have been given upon receipt:

Borrower’s address:	1700 Broadway, Suite 1150
Denver, Colorado 80290
Attention: Mr. Kevin D. Struzeski

with an additional
copy to Guarantor at:	1700 Broadway, Suite 1150
Denver, Colorado 80290
Attention: Mr. Kevin D. Struzeski

BOK’s address:	1625 Broadway, Suite 1570
Denver, Colorado 80202
Attention: Thomas M. Foncannon

with an additional
copy to:	Bank of Oklahoma, N.A.
101 East Second Street
Tulsa, Oklahoma 74103
Attention: Energy Department

Section 8.4.            Parties in Interest. All grants, covenants and agreements contained in the Loan Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided, however, that no Obligated Person may assign or transfer any of its rights or delegate any of its duties or obligations under any Loan Document without the prior consent of BOK.

Section 8.5.            Governing Law.  The Loan Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, except (a) to the extent that the law of another jurisdiction is expressly elected in a Loan Document, and (b) with respect to specific Liens, or the perfection thereof, evidenced by Security Documents covering real or personal property which by the laws applicable thereto are required to be construed under the laws of another jurisdiction.  Each of Borrower and Guarantor hereby irrevocably submits itself to the non-exclusive jurisdiction of the state and federal courts of the State of Colorado.

Section 8.6.            Limitation on Interest.  BOK and the Obligated Persons intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.  Neither any Obligated Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  BOK expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any obligation is accelerated.  If (a) the maturity of any obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) BOK or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all such sums determined to constitute interest in excess or such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at BOK’s option, promptly returned to Borrower or the other payor thereof upon such determination.

Section 8.7.            Severability.  If any term or provision of any Loan Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 8.8.            Counterparts.  This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.  Delivery of this Agreement and the other documents to be delivered in connection herewith by any party may be effected, without limitation, by faxing a signed counterpart of any such document to BOK (any party that effects delivery in such manner hereby agreeing to transmit promptly to each of the other parties an actual signed counterpart).

Section 8.9.            Conflicts.  To the extent of any irreconcilable conflicts between the provisions of this Agreement and the provisions of any of the Loan Documents, the provisions of this Agreement shall prevail.

Section 8.10.  Entire Agreement.  This Agreement, the Note, the ISDA Agreement, the Security Documents and the other Loan Documents from time to time executed in connection herewith state the entire agreement between the parties with respect to the subject matter hereof.

SECTION 8.11.  WAIVER OF JURY TRIAL.  EACH OF BORROWER, GUARANTOR AND BOK HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION: (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  EACH OF BORROWER, GUARANTOR AND BOK HEREBY AGREES THAT THE OTHERS MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

Section 8.12.  Supersession.  At the time of the Initial Advance, the terms and provisions of this Agreement and the Note shall supersede the terms and provisions of any and all agreements, promissory notes and related documents evidencing the Wells Fargo Loan, as assigned to BOK contemporaneously with the Initial Advance; provided that the security documents securing the Wells Fargo Loan, as assigned to BOK, shall remain in full force and effect.  Borrower hereby releases BOK from any and all duties, obligations and liabilities, whether known or unknown, assumed by BOK from Wells Fargo, to the extent that they arose under any document relating to the Wells Fargo Loan at any time on or before the date of the Initial Advance.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

CARBON ENERGY CORPORATION (USA)

By:
Kevin D. Struzeski,
Chief Financial Officer

BANK OF OKLAHOMA, NATIONAL ASSOCIATION

By:
Thomas M. Foncannon,
Senior Vice President

LIMITED JOINDER

Carbon Energy Corporation, a Colorado corporation (“Guarantor”), joins herein for the sole purpose of making the representations and warranties set forth in the foregoing Amended and Restated Credit Agreement, insofar and only insofar as they relate to Guarantor, and agreeing to perform the covenants set forth in the foregoing Amended and Restated Credit Agreement, insofar and only insofar as they relate to Guarantor; provided that this joinder shall not be deemed an undertaking by Guarantor to repay the Loans (as defined in the foregoing Credit Agreement) except to the extent that Guarantor is obligated to do so pursuant to the terms of the Guaranty (as defined in the foregoing Amended and Restated Credit Agreement).

CARBON ENERGY CORPORATION

By:
Kevin D. Struzeski,
Chief Financial Officer

EXHIBIT A

PROMISSORY NOTE

$40,000,000	December 31, 2002
Denver, Colorado

FOR VALUE RECEIVED, CARBON ENERGY CORPORATION (USA), a Colorado corporation (“Borrower”), promises to pay to the order of BANK OF OKLAHOMA, NATIONAL ASSOCIATION (“Payee”), the principal sum of $40,000,000 (or so much thereof as may be borrowed hereunder) , together with interest on the outstanding unpaid balance of such principal amount at the rates provided below.

This Note is issued pursuant to, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement dated as of December 31, 2002, between Borrower and Payee, as now in effect or as the same may hereafter be amended, restated, extended, renewed or otherwise modified (the “Credit Agreement”).  Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

The outstanding principal amount of this Note shall be due and payable as provided in the Credit Agreement.  Any then-unpaid principal balance of this Note shall be due and payable on the Maturity Date (unless due and payable sooner pursuant to the terms of the Credit Agreement).

Interest shall accrue daily on the unpaid principal balance of this Note at the applicable rate or rates set forth in the Credit Agreement, shall be due and payable at such times as may be provided in the Credit Agreement and at the maturity of this Note, and shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

All payments of principal and interest hereon shall be made at Payee’s offices at Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma 74192 (or at such other place as Payee shall have designated to Borrower in writing) on the date due in immediately available funds and without set-off or counterclaim or deduction of any kind.  All payments received hereunder shall be applied first to costs of collection, second to accrued interest as of the date of payment and third to the outstanding principal balance of this Note.

Notwithstanding anything to the contrary contained in this Note, upon the occurrence and during the continuance of any Event of Default specified in the Credit Agreement, overdue principal, and (to the extent permitted under applicable law) overdue interest, whether caused by acceleration of maturity or otherwise, shall bear interest at a fluctuating rate, adjustable the day of any change in such rate, equal to three percentage points in excess of the Prime Rate, until paid, and shall be due and payable monthly or, at the option of the holder hereof, on demand.

This Note is secured by, and the holder of this Note is entitled to the benefits of, the Security Documents.  Reference is made to the Security Documents for a description of the property covered thereby and the rights, remedies and obligations of the holder hereof in respect thereto.

Subject to the expiration of any applicable period of grace provided for in the Credit Agreement, in the event of: (a) any default in any payment of the principal of or interest or this Note when due and payable, or (b) any other Event of Default (as defined in the Credit Agreement), then the whole principal sum of this Note plus accrued interest and all other obligations of Borrower to holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of Payee, become immediately due and payable, and any or all of the rights and remedies provided herein and in the Credit Agreement and the Security Documents, as they may be amended, modified or supplemented from time to time may be exercised by Payee.

If Borrower fails to pay any amount due under this Note and Payee has to take any action to collect the amount due or to exercise its rights under the Security Documents, including without limitation retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness or to foreclose the Security Documents or to enforce Payee’s rights under the Security Documents, then Borrower agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including without limitation the reasonable fees and disbursements of Payee’s attorneys and their professional staff.

Borrower waives presentment, notice of dishonor and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party, except as provided in the Credit Agreement.  No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right by the holder hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

All notices given hereunder shall be given as provided in the Credit Agreement.

At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper.  Borrower and all signers or endorsers hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 13-1-124(1) (a)

and 13-1-125, Colorado Revised Statutes (1992), as amended, in any action commenced to enforce this Note.

This Note is in part a substitute for a Promissory Note dated August 14, 2002, in the face amount of $40,000,000, made by Borrower, payable to the order of Wells Fargo Bank, N.A., as assigned by Wells Fargo Bank, N.A. to Payee.

This Note is to be governed by and construed according to the laws of the State of Colorado.

CARBON ENERGY CORPORATION (USA)

By:
Kevin D. Struzeski,
Chief Financial Officer

EXHIBIT B

ADVANCE REQUEST

Bank of Oklahoma, National Association

1625 Broadway, Suite 1570

Denver, Colorado 80202

Attention:  Thomas M. Foncannon

Gentlemen:

1.             This Advance Request is delivered to you pursuant to Section 2.1 of the Amended and Restated Credit Agreement dated as of December 31, 2002 (the “Credit Agreement”), between Carbon Energy Corporation (USA) and Bank of Oklahoma, National Association.  Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

2.             Borrower hereby requests an Advance as follows:

(a)           Proposed Date of Advance:

(b)           Amount of Advance:

3.             Borrower hereby represents and warrants that as of the date hereof and as of the date of the Advance requested hereunder, all statements contained in Section 4.2(a), (b) and (c) of the Credit Agreement are and will be true and correct in all material respects.

4.             Borrower agrees that if, at any time prior to the date of the Advance requested by Borrower hereunder, any representation or warranty of Borrower contained herein is not true and correct as of such time, Borrower will immediately so notify BOK.  Except to the extent of any such notification by Borrower, the acceptance by Borrower of any Advance requested hereunder shall be deemed a re-certification by Borrower as of the date of such Advance of the representations and warranties made by Borrower herein.

CARBON ENERGY CORPORATION (USA)

By:

EXHIBIT C

REQUEST FOR ISSUANCE OF LETTER OF CREDIT

Bank of Oklahoma, National Association

1625 Broadway, Suite 1570

Denver, Colorado 80202

Attention:  Thomas M. Foncannon

Gentlemen:

1.             This Request for Issuance of Letter of Credit is delivered to you pursuant to Section 2.1 of the Amended and Restated Credit Agreement dated as of December 31, 2002 (the “Credit Agreement”), between Carbon Energy Corporation (USA) and Bank of Oklahoma, National Association.  Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

2.             Borrower hereby requests that BOK issue a Letter of Credit as follows:

(a)           Name of Beneficiary:

(b)           Proposed Issuance Date:

(c)           Expiration Date:

(d)           Face Amount:

(e)           Payment Instructions (if any):

3.             Borrower hereby represents and warrants that as of the date hereof and as of the date of issuance of the Letter of Credit requested hereunder, all statements contained in Section 4.2(a), (b) and (c) of the Credit Agreement are and will be true and correct in all material respects.

4.             Borrower agrees that if, at any time prior to the date of issuance of the Letter of Credit requested by Borrower hereunder, any representation or warranty of Borrower contained herein is not true and correct as of such time, Borrower will immediately so notify BOK.  Except to the extent of any such notification by Borrower, the acceptance by Borrower of any Letter of Credit requested hereunder shall be deemed a re-certification by Borrower as of the date of such Advance of the representations and warranties made by Borrower herein.

CARBON ENERGY CORPORATION (USA)

By:

EXHIBIT D

INTEREST RATE ELECTION

Bank of Oklahoma, National Association

1625 Broadway, Suite 1570

Denver, Colorado 80202

Attention:  Thomas M. Foncannon

Gentlemen:

1.             This Interest Rate Election is delivered to you pursuant to Section 2.3 of the Amended and Restated Credit Agreement dated as of December 31, 2002 (the “Credit Agreement”), between Carbon Energy Corporation (USA) and Bank of Oklahoma, National Association.  Except as otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

2.             Borrower hereby requests a LIBOR Tranche as follows:

(a)           Dollar Amount:

(b)           First Day of LIBOR Interest Period:

(c)           Duration (month(s)):

CARBON ENERGY CORPORATION (USA)

By: